UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2012

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive Shelton, Connecticut 06484
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sublease

On January 6, 2012, TranSwitch Corporation (the “Company”) announced that on December 28, 2011 it entered into an amendment (the “Amendment”) to a sublease agreement (the “Sublease”) with an unaffiliated party to sublease 92,880 square feet of the Company’s office space in Shelton, Connecticut (the “Subleased Premises”).

The initial term of the Sublease expires in July 2014 and base rent for the Subleased Premises during the initial term is One Hundred Twelve Thousand, Two Hundred Thirty Dollars ($112,230) per month. Under the Amendment, the Sublease is extended for a period commencing on the Initial Expiration Date (as defined in the Sublease) and ending on May 31, 2017 (the “Extended Term”). During the Extended Term, base rent for the Subleased Premises shall be One Hundred Nineteen Thousand, Nine Hundred Seventy Dollars ($119,970) per month.

As a result of the Amendment, the Company expects to reverse approximately $7.0 million of its previously accrued restructuring liability during the fourth quarter of 2011.

A copy of the Company’s press release announcing this information and certain other information is attached as Exhibit 99.1 to this Form 8-K.

Change of Control Agreements

As further described in Item 5.02, on January 4, 2012, the Company entered into identical change of control agreements (each, an “Agreement” and collectively, the “Agreements”) with each of Mr. Amir Bar-Niv, Senior Vice President and General Manager – High Speed Interconnect Business, Mr. Robert Bosi, Vice President and Chief Financial Officer, Mr. Haim Moshe, Senior Vice President and General Manager – TranSwitch Israel, and Mr. Kris Shankar, Senior Vice President and General Manager – Telecom (each, an “Officer” and collectively, the “Officers”). The disclosure provided in Item 5.02 of this Form 8-K relating to the Agreements with the Officers is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 As referenced in Item 1.01, on January 4, 2012, the Company entered into an Agreement with each of the Officers in order to encourage their continued attention and dedication to the Company in the event of any proposed Change of Control (as defined in the Agreements) of the Company. Pursuant to the Agreements, if an Officer’s employment is terminated within 12 months following a Change of Control (i) for any reason other than death, disability, resignation, retirement or Cause (as defined in the Agreements), or (ii) by an Officer for Good Reason (as defined in the Agreements), the Agreements provide that: (a) the Company will pay such Officer his then-current base salary for a period of 9 months following such termination; (b) all unvested stock options and restricted stock units shall vest upon such termination; and (c) if such Officer submits the required documentation to the Company within the applicable time periods, the Company will continue to pay on such Officer’s behalf 100% of the premiums to continue coverage under the Company’s group health plan until the earlier of: (i) 9 months from the date of termination; (ii) the date such Officer reaches normal retirement age; (iii) such Officer’s cancellation of such coverage in writing; (iv) the date such Officer becomes eligible for coverage under another group health plan; or (v) the date on which any severance payment under the Agreement is forfeited due to a material breach of any written agreement between the Company and such Officer.

 The Agreements also provide that an Officer shall not be entitled to the severance payments (or any remaining severance payments) if, at the time such payments are to be made, such Officer is in material breach of any written agreement between the Company and such Officer, including but not limited to breaches of provisions related to confidentiality, non-competition, non-solicitation, non-disclosure, return of company property and non-disparagement.

The foregoing description of the Agreements is only a summary and is qualified in its entirety by reference to the full text of the Agreements, the form of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 5.02.

Item 7.01 Regulation FD Disclosure.

Press Release

On January 6, 2012, TranSwitch Corporation (the “Company”) issued a press release providing an update to its fourth quarter 2011 business outlook. TranSwitch announced that it expects its fourth quarter 2011 revenue to be roughly $6.3 million, compared to the guidance provided on November 1, 2011 of roughly $7.0 million.

A copy of the Company’s press release announcing this information and certain other information is attached as Exhibit 99.1 to this Form 8-K.

Promotion of Officers

The following persons have been promoted to the following positions: Mr. Amir Bar-Niv, Senior Vice President and General Manager – High Speed Interconnect Business, and Mr. Haim Moshe, Senior Vice President and General Manager – TranSwitch Israel.

Item 9.01 Financial Statements and Exhibits.

The Exhibits included as part of this Form 8-K are listed in the Exhibit Index that follows. The Exhibit Index and the Exhibits listed therein are incorporated herein by this reference.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of TranSwitch Corporation Change of Control Agreement
99.1	Press Release dated January 6, 2012 (deemed “furnished” pursuant to General Instruction B.2. of Current report on form 8-K.).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

January 6, 2012	By:	/s/ Robert A. Bosi
Name: Robert A. Bosi
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of TranSwitch Corporation Change of Control Agreement
99.1	Press Release dated January 6, 2012